Exhibit 99.1

SHAREHOLDERS’ AGREEMENT

regarding Genenta Science S.p.A.

This shareholders’ agreement (hereinafter also referred to simply as the “Agreement”) is entered into

BETWEEN

-	Prof. LUIGI NALDINI, born in Turin, on March 3, 1959, resident in Pioltello (MI), Italian citizen, Tax ID: NLDLGU59C05L219G (“Naldini”);

-	Prof. BERNHARD GENTNER, born in Donauwörth, Germany, on November 9, 1975, resident in Lausanne, Switzerland, Avenue de la Dôle no. 9, German citizen, German Passport no. CGWG138R1 (“Gentner”);

-	GLOBE 2017 S.R.L., a company with registered office in Rome, Lungotevere delle Navi 19, registration number in Rome Business Register, tax identification number and VAT number 14403831002, herein represented by its Legal Representative Mr. Marco Nuzzo, acting with the necessary powers pursuant to the Board of Directors’ resolution on 20 April 2026 (“Globe 2017”);

-	FERRAGAMO FINANZARIA S.P.A., a company with registered office in Florence, via de’ Tornabuoni 2, registration number in Florence Business Register, tax identification number and VAT number 04161460482, herein represented by its legal representative Mr Diego di Paternò Castello di San Giuliano, acting with the necessary powers pursuant to the Board of Directors’ resolution on 21 April 2026 (“Ferragamo Finanziaria”);

-	Dott. GAUDENZIO ROVEDA, born in Lodi, on July 6, 1966, resident in Pieranica (CR), via Roma 5, Italian citizen, Tax ID: RVDGNZ66L06E648N (“Roveda”);

-	Dott. MARCO NUZZO, born in Rome, on March 12, 1977, resident in 34 Cathcart Road, SW10 9NN London, Italian citizen, Tax ID: NZZMRC77C12H501P (“Nuzzo”);

-	FIDIM S.P.A., a company with registered office in Monza (MB), Via Valosa di Sopra 9, registration number in Monza Business Register, tax identification number and VAT number 08432100157, herein represented by its Legal Representative Mr. Lucio Rovati, acting with the necessary powers pursuant to Board of Directors’ resolution on July 10, 2024 (“Fidim”);

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-	FIN POSILLIPO S.P.A., a company with registered office in Naples, Viale della Liberazione 111, registration number in Naples Business Register, tax identification number and VAT number 05910330637, herein represented by its legal representative Mr. Raffaele Petrone, acting with the necessary powers pursuant to Fin Posillipo’s Articles of Association (“Fin Posillipo”);

-	BF&F S.R.L., a company with registered office in Parma, Stradello Marche 6, registration number in Parma Business Register, tax identification number and VAT number 02097300343, herein represented by Mr. Leonardo Bormioli, acting with the necessary powers pursuant to BF&F’s Articles of Association (“BF&F”);

-	VYODA S.R.L., a company with registered office in Milan, Corso Italia 22, registration number in Milan Business Register, tax identification number and VAT number 08849760965, herein represented by its sole director Mr. Vittorio Avogadro di Collobiano, acting with the necessary powers pursuant to Vyoda’s Articles of Association (“Vyoda”);

-	Dott. VITTORIO AVOGADRO DI COLLOBIANO, born in Turin on October 8, 1964, resident in Milan, via Mangili 6, Italian citizen, Tax ID: VGDVTR64R08L219D (“Avogadro di Collobiano”);

(Naldini, Gentner, Globe 2017, Ferragamo Finanziaria, Roveda and Nuzzo are also collectively referred to as “Ordinary Shareholders” and individually as “Ordinary Shareholder”; Fidim, Roveda, Fin Posillipo, BF&F, Vyoda and Avogadro di Collobiano are also collectively referred to as “ADSs Holders” and individually “ADSs Holder”; Ordinary Shareholders and ADSs Holders are collectively referred to as “Parties” and, individually, as “Party”)

WHEREAS

A.	Genenta Science S.p.A. is a company incorporated under Italian law, with its registered office in Milan, Via dell’Annunciata 31, registered with the Milan Business Register, with tax identification number and VAT number 08738490963 (hereinafter “Genenta” or the “Company”);

B.	as of the date of this Agreement, Genenta has issued n. 23,591,020 ordinary shares, with no stated par value, and has got outstanding a variable number of American Depositary Shares (hereinafter “ADSs”, with each ADS representing 1 ordinary share) issued by The Bank of New York Mellon (hereinafter “BNYM”) in its capacity as depositary bank, through which the Genenta ADSs holders can exercise their corporate rights, pursuant to a deposit agreement entered into on December 17, 2021 between BNYM, the Company, and the aforementioned ADSs holders. Genenta ADSs are listed on Nasdaq Capital Market;

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C.	the following table sets forth the number of ordinary shares and/or ADSs held by each Party to the Agreement as of March 19, 2026 and also shows the number of votes attributable to each class of securities held by each Party, as well as the corresponding percentage calculated both (i) with respect to the total number of ordinary shares issued by the Company and (ii) with respect to the total number of outstanding votes (taking into account the multiple voting rights referred to under recital “D” below). The percentage of votes held by each Party is based on the total number of votes (90.661.553) updated as of the consultation on March 19, 2026 of the “Special Register” for the multiple vote’s attribution maintained by the Company:

Shareholder	Ordinary Shares	ADSs	Total Shares	Votes on Ordinary Shares	Votes on ADSs	Total Votes	% on total issued Ordinary Shares (based on n. 23.591.020 Ordinary Shares as of March 19, 2026)	% on total Votes (based on n. 90.661.553 Votes, as of March 19, 2026)
Luigi Naldini	1,386,145	-	1,386,145	12,783,667	-	12,783,667	5.88%	14.10%
Bernhard Gentner	692,871	-	692,871	6,390,255	-	6,390,255	2.94%	7.05%
GLOBE 2017 S.r.l.	413,629	-	413,629	2,744,888	-	2,744,888	1.75%	3.03%
FERRAGAMO FINANZIARIA S.p.A.	320,467	-	320,467	2,303,924	-	2,303,924	1.36%	2.54%
Gaudenzio Roveda	285,736	690,000	975,736	1,944,312	690,000	2,634,312	4.14%	2.91%
Marco Nuzzo	17,079		17,079	17,079		17,079	0.07%	0.02%
FIDIM S.p.A.	-	899,711	899,711	-	899,711	899,711	3.81%	0.99%
FIN POSILLIPO S.p.A.	-	440,000	440,000	-	440,000	440,000	1.87%	0.49%
BF & F S.r.l.	-	219,957	219,957	-	219,957	219,957	0.93%	0.24%
VYODA S.r.l.	-	34,158	34,158	-	34,158	34,158	0.14%	0.04%
Vittorio Avogadro di Collobiano	-	34,157	34,157	-	34,157	34,157	0.14%	0.04%

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D.	the difference between (i) the number of shares and/or ADSs and (ii) the number of votes held by each Party is indeed due to the existence of a multiple voting mechanism introduced, pursuant to Article 2351, paragraph 4, of the Italian Civil Code, by the Company’s extraordinary shareholders’ meeting held on May 2, 2024. This multiple voting mechanism was challenged as null and void on March 18, 2026, by the Ordinary Shareholder and ADSs Holder Roveda and by the ADSs Holders Fin Posillipo, BF&F, and Vyoda. The related proceedings, along with a request for a precautionary measure suspending the multiple voting mechanism’s operation, is pending before the Court of Milan;

E.	the Parties hereby intend to promote, in their capacity as shareholders and/or holders of ADSs of the Company—and to the extent permitted under Italian law and the Company’s Articles of Association—the unity and stability of Genenta’s strategic direction, including monitoring the legality of Genenta board of directors’ actions;

F.	in particular, the Parties intend to (i) promote the stability of Genenta’s strategic direction within the scope and limits of the biotech activities as solely authorized by Article 4 (“Corporate Purpose”), paragraph 1 of Genenta’s Articles of Association until October 29, 2025 and to (ii) oppose, to the extent permitted by law and the Articles of Association, the addition of new activities “in all sectors covered by the Italian legislation governing the exercise of special powers (so-called “Golden Power”) as in force from time to time” as a result of the additional resolution adopted by the Company’s extraordinary shareholders’ meeting on the aforementioned date of October 29, 2025. Such resolution amended Article 4 of the Articles of Association by adding a new paragraph 2, containing the aforementioned generic and vague reference to all “Golden Power” sectors, as in force from time to time. The Parties deem such reference null and void because of its vagueness;

G.	the further amendment to the Articles of Association referred to under recital “F” indeed has already been challenged, again on March 18, by the Ordinary Shareholder and Holder of ADSs Roveda and the Holders of ADSs Fin Posillipo, BF&F, and Vyoda and the related proceedings, including a request for a precautionary measure suspending the new corporate purpose, are pending before the Court of Milan;

H.	for the aforementioned purposes, the Parties intend to regulate certain aspects of the exercise of their corporate rights in Genenta as ordinary shareholders and/or holders of ADSs;

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NOW THEREFORE – AND THE ABOVE RECITALS BEING AN INTEGRAL AND ESSENTIAL PART OF THIS SHAREHOLDERS’ AGREEMENT – THE PARTIES AGREE AND SET FORTH THE FOLLOWING

Article 1 – Contributed shares and/or ADSs.

1.1.	Each Party enters into this Agreement with full effects on all of its Genenta shares and/or ADSs.

1.2.	Each Party to this Agreement retains its full right of disposal over such shares and/or ADSs for any purpose, and therefore may (i) freely transfer, even temporarily, the ownership and/or other rights over such shares and/or ADSs, without conditions or limitations, as well as (ii) freely acquire new shares and/or ADSs, in compliance with applicable laws and regulations.

1.3.	Each Party shall remain a party to this Agreement to the extent that it retains voting rights at Genenta’s ordinary and/or extraordinary shareholders’ meeting with respect to its shares and/or ADSs (also through the intermediation of the depositary bank under the deposit agreement entered into on December 17, 2021 between BNYM, the Company, and the ADSs holders).

1.4.	Each Party undertakes to notify all other Parties within 3 (three) business days of any change in the number of Genenta shares and/or ADSs held.

1.5.	No Party shall enter into this Agreement through a trustee.

Article 2 – Scope.

2.1.	The Parties to this Agreement undertake, upon written request from even only one of them, to meet (in any form and by any means, including by remote video and/or phone communication) in order to consult with each other regarding (and reasonably prior to) any ordinary or extraordinary shareholders’ meeting of the Company, and in order to discuss, exchange information, and, if necessary, coordinate their vote (in any case with non-binding effect) on the items on the agenda of such ordinary or extraordinary shareholders’ meeting. Notwithstanding any prior consultation, the Parties retain full freedom to vote against, in favor or abstain.

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2.2.	In view of shareholders’ meetings convened to renew the corporate bodies, the Parties undertake to consult with each other and to present a joint slate for the election of the members of the board of directors and the board of statutory auditors, establishing, within the limits permitted by law and Genenta’s Articles of Association, the number of members, their term of office, the total economic compensation for the corporate body, as well as the names of the candidates, including the identification of the chairman. The joint slate and the aforementioned characteristics have to be agreed upon unanimously by the Parties and the slate be submitted to the Company at least by all the Ordinary Shareholders being Parties to this Agreement. In case unanimity is not reached on a certain joint slate then each Party to this Agreement is nonetheless free to submit to the Company its own slate according to the law and Genenta’s Articles of Association.

Article 3 – Term.

This Agreement shall remain in force and effect for 5 (five) years.

Article 4 – Communications.

Any communication required under this Agreement must be made in writing to the following e-mail addresses:

-	if addressed to Naldini, to: naldini.luigi@hsr.it

-	if addressed to Gentner, to: bgentner@web.de; geatti@geattitax.it

-	if addressed to Globe 2017, to: mn@globinvestment.co.uk

-	if addressed to Ferragamo Finanziaria, to: federico.focardi@ferragamofinanziaria.com

-	if addressed to Roveda, to: gauroved@gmail.com

-	if addressed to Nuzzo, to: mn@globinvestment.co.uk

-	if addressed to Fidim, to: lucio.rovati@rottapharmbiotech.com

-	if addressed to Fin Posillipo, to: raffaele@petrone.it; rodolfo.dimartino@petronegroup.com; luca.petroni@petronegroup.com

-	if addressed to BF&F, to: l.bormioli@gmail.com

-	if addressed to Vyoda, to: vittorio.avogadrodicollobiano@eni.com

-	if addressed to Avogadro di Collobiano, to: vittorio.avogadrodicollobiano@eni.com or to the different email address provided, in accordance with the above, by each Party to all the others.

Article 5 – Joint Filing Agreement

The undersigned hereby agree to the joint filing on behalf of each of them of the Statement on Schedule 13D with respect to the Ordinary Shares and the American Depository Shares of Genenta Science S.p.A., and any further amendments to such statement on Schedule 13D executed by each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the United States Securities Exchange Act of 1934, as amended, with Marco Nuzzo as the Lead Filer.

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Each Party shall promptly notify the Lead Filer, and in any event within one (1) Business Day, upon becoming aware of any change in ownership. The Lead Filer shall, upon receipt of such notice and any required information, file an amendment to the Schedule 13D as promptly as practicable and in no event later than two (2) Business Days following the occurrence of such change in ownership. The designation of the Lead Filer hereunder shall not relieve any Party of its independent obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

The undersigned further acknowledge that each Party hereto shall remain responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Party contained therein; provided, however, that no Party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

Article 6 – Governing Law and Jurisdiction.

This Agreement shall be governed by Italian law, and any dispute that may arise between the Parties regarding the existence, validity, enforceability, interpretation, implementation, or performance of this Agreement shall be subject to the exclusive jurisdiction of the courts of Milan.

Prof. Luigi Naldini, (date and place) 05-04-2026

(signature)	/s/ Luigi Naldini

Prof. Bernhard Gentner, (date and place) 05-04-2026

(signature)	/s/ Bernhard Gentner

Globe 2017, (date and place) 05-04-2026

(signature)	/s/ Marco Nuzzo

Ferragamo Finanziaria (date and place) 05-04-2026

(signature)	/s/ Diego di Paterno Castello di San Giuliano

Dott. Gaudenzio Roveda (date and place) 05-04-2026

(signature)	/s/ Gaudenzio Roveda

Dott. Marco Nuzzo (date and place) 05-04-2026

(signature)	/s/ Marco Nuzzo

Fidim (date and place) 05-04-2026

(signature)	/s/ Lucio Rovati

Fin Posillipo (date and place) 05-04-2026

(signature)	/s/ Raffaele Petrone

BF&F (date and place) 05-04-2026

(signature)	/s/ Leonardo Bormioli

Vyoda (date and place) 05-04-2026

(signature)	/s/ Vittorio Avogadro di Collobiano

Dott. Vittorio Avogadro di Collobiano (date and place) 05-04-2026

(signature)	/s/ Vittorio Avogadro di Collobiano

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